Exhibit 5.3

Companhia Vale do Rio Doce

Avenida Graca Aranha

No. 26, 17 andar

Rio de Janeiro, RJ Brazil

20005-900

October 9, 2003

Dear Sirs

Vale Overseas Limited

We are Cayman Islands legal advisers to Vale Overseas Limited (“Company”) and are giving this opinion to you in connection with the Registration Statement on Form–4 (“Registration Statement”) filed with the United States Securities and Exchange Commission by Companhia Vale do Rio Doce (“CVRD”) and the Company for the purpose of registering under the United States Securities Act 1933, as amended, the Company’s 9.0% Guaranteed Notes due 2013 (“Notes”). The Notes are unconditionally and irrevocably guaranteed by CVRD.

We have examined the following:-

(1)	a copy of the Registration Statement;

(2)	a copy as executed of the Registration Rights Agreement (“Registration Rights Agreement”) dated August 8, 2003 between the Company, CVRD and the Initial Purchasers specified therein;

(3)	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company with all amendments;

(4)	a certified copy (by a Director of the Company) of the Minutes of a Meeting of the Directors of the Company held on July 25, 2003;

(5)	a certified copy (by a Director of the Company) of the Unanimous Written Resolutions of the sole Shareholder of the Company passed on July 23, 2003;

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(6)	a certified copy (by a Director of the Company) of a Power of Attorney (“Power of Attorney”) granted by the Company on July 25, 2003; and

(7)	a Certificate of Good Standing in respect of the Company dated 28, July 2003 issued by the Registrar of Companies.

The Registration Rights Agreement, the Notes and the Registration Statement are hereinafter sometimes together referred to as the “Documents” and singly, a “Document”.

In giving this opinion, we have relied upon the accuracy of the Certificate of a Director of the Company dated 6 October, 2003 without further verification. We have assumed without independent verification:

(a)	the genuineness of all signatures, authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us by telefax or as copies or conformed copies;

(b)	the Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under the laws of the State of New York (by which they are expressly or impliedly governed) and all other relevant laws (other than the laws of the Cayman Islands) and the choice of the laws of the State of New York as the governing law of the Documents has been made in good faith and is valid and binding under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

(c)	the power, authority and legal right of all parties (other than the Company) under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents and that the Documents have been, or, as the case may be, will be duly authorised, executed and delivered by or on behalf of all relevant parties (other than the Company); and

(d)	that the entry by the Company into the Documents and the transactions contemplated therein are bona fide in the best interests of the Company.

On the basis of the foregoing and subject to the qualifications below, we are of the opinion that:-

1.	The execution and delivery of the Notes have been duly authorised by all necessary corporate action of the Company.

2.	The statements contained in the Prospectus constituting part of the Registration Statement under the caption “Enforcement of Civil Liabilities Against Non-U.S. Persons—Vale Overseas” insofar as such statements constitute summaries of the legal matters, documents and procedures under the laws of the Cayman Islands fairly summarise the matters referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us under the captions “Certain Tax Consequences of the Exchange Offer”, “Validity of the New Notes” and “Enforcement of Civil Liabilities Against Non-U.S. Persons – Vale Overseas” contained in the Prospectus in such Registration Statement.

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We are practising in the Cayman Islands and do not purport to be experts on the laws of any other jurisdiction and we therefore express no opinion as to the laws of any jurisdiction other than Cayman Islands law. This opinion is also based upon the laws of the Cayman Islands in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

Except as specifically stated herein, we make no comment with regard to any representations which may be made by the Company in any of the documents referred to above or otherwise.

Yours faithfully,
HUNTER & HUNTER

/s/ Peter Stafford
Peter Stafford